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FOR IMMEDIATE RELEASE


CONTACT:    Barry Susson                          Brendon Frey
-------     Chief Financial Officer               (203) 682-8216
            (215) 676-6000 x362
                                         OR
OF:         Deb Shops, Inc.                       Integrated Corporate Relations
--          9401 Blue Grass Road                  450 Post Road East
            Philadelphia, PA  19114               Westport, CT  06880

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          DEB SHOPS, INC. RAISES FISCAL 2006 EARNINGS GUIDANCE RANGE TO
                        $1.68 TO $1.73 PER DILUTED SHARE


Philadelphia - January 11, 2006 - Deb Shops, Inc. (Nasdaq: DEBS) a leading teen apparel retailer, today issued updated Fiscal 2006 earnings guidance.

Based on management's current outlook, Deb Shops raised fiscal 2006 diluted earnings per share guidance to a range of $1.68 to $1.73, compared to its previous outlook of $1.65 to $1.70. This range is based on projected mid-single digit comparable store sales increases and on operating an average of 329 stores for the Company's fiscal fourth quarter, which ends on January 31, 2006.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 328 specialty apparel stores in 41 states under the DEB and Tops 'N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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